Exhibit 107.1

Calculation of Filing Fee Table
Form S-8
(Form Type)
Element Solutions Inc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Type	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	10,000,000(2)	$23.75	$237,500,000(3)	$147.60 per $1,000,000	$35,055
Total Offering Amounts					$237,500,000		$35,055
Total Fees Offsets							N/A
Net Fee Due							$35,055
(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 to which this exhibit relates also covers an additional indeterminate number of shares of the common stock, par value $0.01 per share (the “Common Stock”), of Element Solutions Inc (the “Company”) that may become issuable under the Element Solutions Inc 2024 Incentive Compensation Plan (the “2024 Plan”) from adjustments as a result of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Company’s outstanding shares of Common Stock.
(2)    Represents 10,000,000 shares of Common Stock reserved for issuance under the 2024 Plan.
(3)    Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The offering price and registration fee are based on a price of $23.75 per share of Common Stock of the Company, which price is an average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on May 29, 2024.